Exhibit 99.0

AMERICREDIT ANNOUNCES

NEW WAREHOUSE FINANCING AGREEMENT

FORT WORTH, TEXAS October 4, 2004 – AMERICREDIT CORP. (NYSE: ACF) announced today that it has entered into a $650 million structured, medium term note financing insured by MBIA Insurance Corporation (“MBIA”). This financing, which matures in October 2007, will replace the existing $500 million medium term note financing insured by MBIA that will be retired on October 12, 2004. AmeriCredit uses proceeds from warehouse facilities to finance the purchase of auto finance contracts. With these changes, AmeriCredit will have $3.0 billion of committed warehouse facilities.

About AmeriCredit

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and nearly $12 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

CONTACT:

Investor Relations

Kim Pulliam, 817-302-7009

or

Jason Landkamer, 817-302-7811

or

Media Relations

John Hoffmann, 817-302-7627